Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES FISCAL 2017 RESULTS; PROVIDES FISCAL 2018 GUIDANCE

•	Consistent with prior forecast, earnings per share is near breakeven for the full year at ($0.01) with fourth quarter at ($0.04)

•	Resolution achieved on Electrical Infrastructure project, as previously forecasted

•	Project awards for the three months and fiscal year ended June 30, 2017 up 34% compared to the same periods in the prior fiscal year

•	Fiscal 2018 guidance for revenue of $1.225 billion to $1.325 billion and fully diluted EPS of $0.55 to $0.75

TULSA, OK – September 6, 2017 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and year ended June 30, 2017.

“As we finish a very challenging year for our end markets, fourth quarter and full year results are in line with guidance provided on our third quarter call. Full year results were driven primarily by a revenue shortfall across our end markets, however we are optimistic about an improving market outlook,” said the Company's President and CEO John R. Hewitt. “We are encouraged by the 34% increase in project awards received during this fiscal year as compared to last year, and by signs of market recovery and increased activity across our operating segments.”

In spite of the challenges presented in fiscal 2017, the Company once again achieved record safety results, with a Total Recordable Incident Rate of 0.49, which represents outstanding performance for our diverse portfolio of businesses. "Safety is our Company’s number one core value and a critical competitive business differentiator,” said Hewitt. “These safety results are a testament to the commitment of our employees and to our Company's values-centered culture.”

Fourth Quarter Fiscal 2017 Results

Revenue for the fourth quarter ended June 30, 2017 was $291.8 million compared to $359.6 million in the same period a year earlier, a decrease of $67.8 million, or 18.9%. Pretax income was $2.6 million in the fourth quarter of fiscal 2017 compared to $14.2 million in the same quarter a year earlier. As described under the heading "Income Tax Expense" below, fiscal 2017 fourth quarter earnings were negatively impacted by an unusually high tax rate, resulting in a loss of $0.04 per fully diluted share compared to earnings of $0.34 in the same period a year earlier.

On a segment basis, revenue decreased $85.1 million and $4.4 million in the Storage Solutions and Industrial segments, respectively. The decrease in Storage Solutions revenue was driven primarily by work on the construction of crude gathering terminals that support the Dakota Access Pipeline project, which has been winding down throughout fiscal 2017 and which was not replaced as planned due to delays in project awards. These decreases were partially offset by increases of $19.2 million and $2.6 million in the Oil Gas & Chemical and Electrical Infrastructure segments, respectively. The increase in Oil Gas & Chemical revenue was primarily driven by work on the previously announced Ultra-Low-Sulfur Gasoline Relocation Project and the addition of the acquired Houston Interests business, partially offset by lower volumes of turnaround work.

Consolidated gross profit was $23.1 million in the three months ended June 30, 2017 compared to $34.1 million in the three months ended June 30, 2016, as a result of lower revenue volume, primarily in the Storage Solutions segment. In spite of strong project execution, fiscal 2017 gross margins were 7.9% compared to 9.5% in the same period a year earlier. The decrease in gross margin in fiscal 2017 was due primarily to lower volumes of work leading to under recovery of construction overhead costs.

Selling, general and administrative costs were $19.6 million in the fourth quarter of both fiscal 2017 and fiscal 2016. Fiscal 2017 included an additional $3.0 million of recurring SG&A expense including $0.7 million of non-cash amortization expense that relates to the ongoing operations of the Houston Interests acquisition. These additional expenses were offset by overhead reductions that resulted from the Company's efforts to control its cost structure.

Fiscal 2017 Results

Revenue for the year ended June 30, 2017 was $1.198 billion compared to $1.312 billion in the same period a year earlier, a decrease of $114.4 million, or 8.7%. Pretax income was $2.4 million in fiscal 2017 compared to $39.7 million in the same period a year earlier. As described under the heading "Income Tax Expense" below, fiscal 2017 earnings were negatively impacted by an unusually high tax rate, resulting in a loss of $0.01 per fully diluted share in fiscal 2017 compared to earnings of $1.07 in the same period a year earlier.

On a segment basis, consolidated revenue decreased in the Storage Solutions, Industrial and Oil Gas & Chemical segments by $81.8 million, $47.7 million, and $9.3 million, respectively, which were partially offset by higher revenue in the Electrical Infrastructure segment of $24.4 million. In the Storage Solutions segment, the decrease is primarily attributable to reduced activity during the second half of fiscal 2017 on the Dakota Access Pipeline project, which was not replaced as planned due to delays in project awards. In the Industrial segment, the decline in revenue is primarily attributable to lower business volumes in the iron and steel and mining markets as a result of depressed commodity prices, and lower revenue recognized on a large fertilizer project. In the Oil Gas & Chemical segment, the decrease in revenue is related to lower volume across the business as refiners continue to limit spending as the result of continued volatility in commodity prices and market uncertainty, partially offset by incremental revenues associated with Houston Interests, which was acquired in December 2016. In the Electrical Infrastructure segment, the increase in revenue was primarily a result of higher volumes on a significant power generation project.

Consolidated gross profit was $81.0 million in the year ended June 30, 2017 compared to $126.0 million in fiscal 2016. Fiscal 2017 gross margins were 6.8% compared 9.6% in fiscal 2016. Fiscal 2017 gross margins were negatively impacted by the under recovery of overhead costs, particularly in the Storage Solutions and Oil Gas & Chemical segments, due to lower than anticipated revenue volumes. Additionally, fiscal 2017 earnings were negatively impacted by the deterioration in the projected financial outcome of an Electrical Infrastructure project that occurred in the third quarter. Fourth quarter financial results on this project were as projected and in July 2017 the Company reached a settlement agreement with the customer. The agreement resolved open claims and modified the terms enabling the Company to recover all cost and overheads to perform the remainder of the work.

Consolidated SG&A expenses were $76.1 million in fiscal 2017 compared to $85.1 million in fiscal 2016. The current fiscal year includes $6.2 million of recurring SG&A expense, including $1.6 million of non-cash amortization expense that relates to the on-going operations of Houston Interests. Current year SG&A expenses were also impacted by other overhead reductions that resulted from the Company's efforts to control its cost structure. Fiscal 2016 SG&A included higher incentive compensation expenses and a bad debt charge of $5.2 million from a client bankruptcy.

Income Tax Expense

The effective tax rates were 137.0% and 94.4% for the three months and fiscal year ended June 30, 2017, respectively. The unusually high tax rates are partially attributable to the magnified net impact of nondeductible permanent tax items due to low operating income. Additionally, the fiscal 2017 loss on the Electrical Infrastructure project produced a tax benefit in Canada, which has a lower tax rate than the U.S. At the same time, the Company earned most of its taxable income domestically, which is taxed at a much higher rate. The Company estimates that its fiscal 2018 effective tax rate will approximate 38%.

Backlog

The June 30, 2017 backlog balance was reduced by $79.2 million to $682.3 million as a result of the scope adjustment attributable to the Electrical Infrastructure project settlement discussed above. This balance compares to $868.7 million at June 30, 2016 and $790.4 million at March 31, 2017. Project awards in the three months ended June 30, 2017 totaled $262.9 million compared to $195.8 million during the same period a year ago, an increase of 34.3%. Project awards for the fiscal year ended June 30, 2017 totaled $1.061 billion compared to $793.6 million during the same period a year ago, an increase of 33.6%.

Financial Position

At June 30, 2017, the Company’s cash balance was $43.8 million and borrowings under the senior revolving credit facility were $44.7 million. The cash balance along with availability under the senior credit facility gives the Company liquidity of $122.2 million at June 30, 2017. While the Company is in full compliance with all covenants, availability under the senior revolving credit facility is partially constrained as a result of lower earnings in the last half of fiscal 2017. Despite this facility constraint, the Company maintains a strong balance sheet with the necessary liquidity to meet its fiscal 2018 business plan. However, in keeping with its conservative approach to liquidity management and based on potential growth opportunities, in August the Company executed an amendment to its credit facility. This amendment, which temporarily modifies certain covenant restrictions and increases projected availability, provides additional financial flexibility.

Earnings Guidance

While the market outlook is already showing signs of improvement, the Company expects operating performance to improve as the year progresses. The Company's fiscal 2018 revenue will be between $1.225 billion and $1.325 billion and that earnings will be between $0.55 and $0.75 per fully diluted share.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, September 7, 2017 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States, Canada and other international locations.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:
Matrix Service Company                    Alpha IR Group
Kevin S. Cavanah                    Investor Relations
Vice President and CFO                    Bobby Winters
T: 918-838-8822                        T: 312-445-2870
E: kcavanah@matrixservicecompany.com            E: MTRX@alpha-ir.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenues	$291,836	$359,635	$1,197,509	$1,311,917
Cost of revenues	268,709	325,536	1,116,506	1,185,926
Gross profit	23,127	34,099	81,003	125,991
Selling, general and administrative expenses	19,596	19,600	76,144	85,109
Operating income	3,531	14,499	4,859	40,882
Other income (expense):
Interest expense	(638)	(96)	(2,211)	(852)
Interest income	21	43	132	190
Other	(337)	(256)	(334)	(567)
Income before income tax expense	2,577	14,190	2,446	39,653
Provision for federal, state and foreign income taxes	3,531	5,056	2,308	14,116
Net income (loss)	(954)	9,134	138	25,537
Less: Net income (loss) attributable to noncontrolling interest	—	—	321	(3,326)
Net income (loss) attributable to Matrix Service Company	$(954)	$9,134	$(183)	$28,863
Basic earnings (loss) per common share	$(0.04)	$0.35	$(0.01)	$1.09
Diluted earnings (loss) per common share	$(0.04)	$0.34	$(0.01)	$1.07
Weighted average common shares outstanding:
Basic	26,600	26,434	26,533	26,597
Diluted	26,600	26,774	26,533	27,100

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2017	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$43,805	$71,656
Accounts receivable, less allowances (2017 - $9,887; 2016 - $8,403)	210,953	190,434
Costs and estimated earnings in excess of billings on uncompleted contracts	91,180	104,001
Inventories	3,737	3,935
Income taxes receivable	4,042	9
Other current assets	4,913	5,411
Total current assets	358,630	375,446
Property, plant and equipment, at cost:
Land and buildings	38,916	39,224
Construction equipment	94,298	90,386
Transportation equipment	48,574	49,046
Office equipment and software	36,556	29,577
Construction in progress	5,952	7,475
Total property, plant and equipment - at cost	224,296	215,708
Accumulated depreciation	(144,022)	(130,977)
Property, plant and equipment - net	80,274	84,731
Goodwill	113,501	78,293
Other intangible assets	26,296	20,999
Deferred income taxes	3,385	3,719
Other assets	3,944	1,779
Total assets	$586,030	$564,967

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2017	June 30, 2016
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$105,649	$141,445
Billings on uncompleted contracts in excess of costs and estimated earnings	75,127	58,327
Accrued wages and benefits	20,992	27,716
Accrued insurance	9,340	9,246
Income taxes payable	169	2,675
Other accrued expenses	7,699	6,621
Total current liabilities	218,976	246,030
Deferred income taxes	128	3,198
Borrowings under senior revolving credit facility	44,682	—
Other liabilities	435	173
Total liabilities	264,221	249,401
Commitments and contingencies
Matrix Service Company Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2017 and June 30, 2016; 26,600,562 and 26,297,145 shares outstanding as of June 30, 2017 and June 30, 2016	279	279
Additional paid-in capital	128,419	126,958
Retained earnings	222,974	223,257
Accumulated other comprehensive income	(7,324)	(6,845)
	344,348	343,649
Less treasury stock, at cost — 1,287,655 and 1,591,072 shares as of June 30, 2017 and June 30, 2016	(22,539)	(26,907)
Total Matrix Service Company stockholders' equity	321,809	316,742
Noncontrolling interest	—	(1,176)
Total stockholders' equity	321,809	315,566
Total liabilities and stockholders’ equity	$586,030	$564,967

Results of Operations
(In thousands)

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
Three Months Ended June 30, 2017
Gross revenues	$100,169	$83,387	$80,246	$29,195	$292,997
Less: inter-segment revenues	—	8	881	272	1,161
Consolidated revenues	100,169	83,379	79,365	28,923	291,836
Gross profit	8,033	5,910	6,671	2,513	23,127
Operating income (loss)	$4,776	$(1,729)	$(535)	$1,019	$3,531

Three Months Ended June 30, 2016
Gross revenues	$97,574	$64,291	$164,664	$33,369	$359,898
Less: inter-segment revenues	—	76	186	1	263
Consolidated revenues	97,574	64,215	164,478	33,368	359,635
Gross profit	10,165	4,283	18,077	1,574	34,099
Operating income (loss)	$5,719	$74	$9,144	$(438)	$14,499

Twelve Months Ended June 30, 2017
Gross revenues	$373,384	$247,423	$483,254	$103,449	$1,207,510
Less: inter-segment revenues	—	6,900	1,558	1,543	10,001
Consolidated revenues	373,384	240,523	481,696	101,906	1,197,509
Gross profit	7,137	12,675	55,651	5,540	81,003
Operating income (loss)	$(8,309)	$(8,783)	$22,928	$(977)	$4,859

Twelve Months Ended June 30, 2016
Gross revenues	$349,011	$252,973	$564,738	$149,744	$1,316,466
Less: inter-segment revenues	—	3,178	1,226	145	4,549
Consolidated revenues	349,011	249,795	563,512	149,599	1,311,917
Gross profit	29,301	18,553	67,843	10,294	125,991
Operating income (loss)	$11,144	$(3,503)	$33,449	$(208)	$40,882

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amount.
For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
Three Months Ended June 30, 2017

The following table provides a summary of changes in our backlog for the three months ended June 30, 2017:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of March 31, 2017	$314,011	$241,076	$164,420	$70,908	$790,415
Project awards	27,974	129,310	56,496	49,093	262,873
Project scope adjustment(1)	(79,179)	—	—	—	(79,179)
Revenue recognized	(100,169)	(83,379)	(79,365)	(28,923)	(291,836)
Backlog as of June 30, 2017	$162,637	$287,007	$141,551	$91,078	$682,273
Book-to-bill ratio(2)	0.3	1.6	0.7	1.7	0.9

(1)
In July 2017, the Company reached a settlement agreement with the customer on a large project in the Electrical Infrastructure segment.  The agreement resolved open claims and modified the terms enabling the Company to recover all costs and overhead to perform the remainder of the work.  In addition, the execution strategy was revised and a significant portion of future work will no longer be performed by the Company.  The magnitude of the scope reduction is based on the Company’s best estimate at this time but may change as the detailed execution plan continues to develop.

(2)	Calculated by dividing project awards by revenue recognized.
Twelve Months Ended June 30, 2017

The following table provides a summary of changes in our backlog for the twelve months ended June 30, 2017:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2016	$369,791	$91,478	$359,013	$48,390	$868,672
Project awards	245,409	409,550	264,234	141,399	1,060,592
Acquired backlog from Houston Interests	—	26,502	—	3,195	29,697
Project scope adjustment(1)	(79,179)	—	—	—	(79,179)
Revenue recognized	(373,384)	(240,523)	(481,696)	(101,906)	(1,197,509)
Backlog as of June 30, 2017	$162,637	$287,007	$141,551	$91,078	$682,273
Book-to-bill ratio(2)	0.7	1.7	0.5	1.4	0.9

(1)
In July 2017, the Company reached a settlement agreement with the customer on a large project in the Electrical Infrastructure segment.  The agreement resolved open claims and modified the terms enabling the Company to recover all costs and overhead to perform the remainder of the work.  In addition, the execution strategy was revised and a significant portion of future work will no longer be performed by the Company.  The magnitude of the scope reduction is based on the Company’s best estimate at this time but may change as the detailed execution plan continues to develop.

(2)	Calculated by dividing project awards by revenue recognized.